EXHIBIT 99.1

Walker Lane Exploration (WKLN) Poised for growth through Agreement to acquire multiple Companies in the coming year.

DENVER, CO, USA, August 30, 2021 /EINPresswire.com/ -- Denver, CO, USA August 30, 2021 /EIN Presswire.com/ — Walker Lane Exploration, Inc. (WKLN) has entered into an Agreement to Acquire several profitable operating companies which currently operate under a holding company. The contemplated acquisitions will be a stock for stock trades that will take place over a period of about a year. Walker Lane anticipates acquiring up to a dozen, diverse and profitable operating companies that are controlled and managed by Larry Kozin. Mr. Kozin developed the companies under the umbrella of a holding company which he developed over the last fifteen (15) years. The Company’s plan is to acquire two of the operating companies about every sixty days over the period of a year. The operating companies will become wholly owned subsidiaries of WKLN and MainStreetChamber Holdings hereinafter referred to as MSCH management team will continue to operate the acquired companies. WKLN management will continue to operate the compliant and marketing side of the company’s stock that will be comprised of three of its existing senior managers. As announced on Friday August 27, 2021, three board members of Walker Lane Exploration resigned as Directors with no issues with the Company. Before the resignation of the three Board members, they approved the addition of two additional Board Members, Larry Kozin and Huntley Andrews with Mr. Kozin to serve as the new Chief Operating Officer (COO) and Mr. Andrews will become the Senior Strategic Development Advisor. Walker Lane will change its name to Main Street Chamber Holdings and will be applying for a name and symbol change in the near term.

The acquisition of MainStreetChamber Holdings, and Dirty Laundry Solutions, LLC. Dirty Laundry Solutions LLC in its second year of business is expected deliver up to $1.5 million in revenue, based on it achieving $1 million in revenues during its first year of operations with a profitable bottom line. A brief overview of the business is in the ‘About’ Dirty Laundry Solutions below. The goal within the first year after our initial acquisition acquire an additional eight to ten (8-10) of the companies. Once all the acquisitions are completed Walker Lane will have issued sixty five percent (65%) of its then issued and outstanding common stock in exchange for 100% ownership of those acquired companies. The shares of Walker Lane will be issued in exchange for the shares of the acquired companies on a per company valuation basis.

CEO, Phil Allen, and the Management Team are very optimistic that the acquisition of the companies can be done smoothly and in a reasonable time frame, thus, allowing for the consolidated financials of the new Main Street Chamber Holdings to continue operating at a profit (EBITA). Management believes that with the conclusion of the final acquisition of those specified companies, that shareholders will enjoy their investment in a diverse, well managed, and profitable Company. Once the completion of the specific companies is completed, the Company will look to other acquisitions to add it to its portfolio of operating companies. Allen goes on to say, “I started serving as CEO and Chairman on December 6, 2012 and served on the board of directors and or as senior management through those almost nine years has seen plenty of changes, challenges and made choices that didn’t come to fruition as hoped. However, the Board of Directors and I are now extremely optimistic that, after this recent, quiet period of seeking an ideal business opportunity for its shareholders, has finally made a decision that could see it finally achieve successful business and financial efforts, providing significant returns to its shareholders.”

About Walker Lane Exploration:

Walker Lane Exploration, Inc, is a Nevada corporation formed in 2007 and trading on the OTC Markets (Pinks currently). After unwinding from the shallow oil well and gas development business, the Board evaluated the cannabis industry for a year to determine whether or not that industry would be a new direction for the Company. Fortunately, based on the results of some of the management of Walker that independently operated in the cannabis industry their experience of losing investor cash promoted the Company to abandon any cannabis investments. Currently the Board is focused on acquisitions of operating companies that can bring a revenue stream to Walker Lane along with bottom line profits.

Phillip Allen

Walker Lane Exploration, Inc WKLN

+1 7206650638